GoldRoyalty

Issuer Free Writing Prospectus dated March 1, 2021
Filed Pursuant to Rule 433
Registration Statement No. 333-252036

Roadshow Presentation

Precious Metals Focused Royalty Company with Significant Growth Potential

Initial Public Offering

March 1, 2021

Notice to Canadian Investors:
A third amended and restated preliminary prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, other than Québec. A copy of the third amended and restated preliminary prospectus, and any amendment, is required to be delivered with this document. The third amended and restated preliminary prospectus is still subject to completion. There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final prospectus has been issued. This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the third amended and restated preliminary prospectus, the final prospectus and any amendment for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

Important Notices and Disclaimers

Free Writing Prospectus

This presentation highlights basic information about Gold Royalty Corp. ("GRC" or the "Company") and the offering. Because it is a summary it does not contain all of the information that you should consider before investing. GRC has filed a registration statement on Form F-1 (Registration No. 333-252036) (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The registration statement is not yet effective. Before you invest, you should read the prospectus in that registration statement (including, among other things, risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about GRC and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, GRC. or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting H.C. Wainwright & Co., LLC at placements@hcwco.com.

Notice to Investors

This presentation does not constitute a prospectus and should under no circumstances be understood as an offer to sell or solicitation of an offer to buy securities, nor will there be any sale of securities in any state, province or jurisdiction in which such offer, solicitation or sale would be unlawful. This presentation also contains estimates and other information concerning our industry that are based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information. An investment in the securities is subject to a number of risks that should be considered by a prospective purchaser. Prospective purchasers should carefully consider the risk factors described under "Risk Factors" in the registration statement and the third amended and restated preliminary prospectus before purchasing securities.

Copies of the third amended and restated preliminary prospectus may be obtained from BMO Capital Markets by contacting BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, tel: (800) 414-3627, email: bmoprospectus@bmo.com

Forward-Looking Information

The information contained herein contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation. "Forward-looking information" includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future, including those regarding its acquisition strategy, the plans and expectations of the operators of the projects underlying its interests, and market trends and expectations. Forward-looking information and statements are based on the then current expectations, beliefs, assumptions, estimates and forecasts about GRC's business and the industry and markets in which it operates. Forward-looking information and statements are made based upon numerous assumptions and although the assumptions made by the Company in providing forward-looking information or making forward-looking statements are considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate. Forward-looking information and statements also involve known and unknown risks and uncertainties and other factors, which may cause actual results, performances and achievements of GRC to differ materially from any projections of results, performances and achievements of GRC, including, without limitation, GRC's limited control and access to data to the projects underlying its interests, commodity, currency and counterparty price risks, any failure of the operators of the projects underlying the Company's interests to develop such projects and other risks faced by the operators and owners of the projects underlying GRC's interests. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements or information. The Company undertakes no obligation to update or reissue forward-looking information as a result of new information or events except as required by applicable securities laws.

Technical Information

Paulo Pereira, the President of GoldMining Inc. ("GoldMining"), GRC's parent company, a qualified person as such term is defined under Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101") and a member of the Association of Professional Geologists of Ontario, has reviewed and approved the scientific and technical information contained herein regarding the Company's royalty and other interests.

Information contained herein regarding the projects underlying GRC's royalty interests are derived from the public disclosure of the operators of such projects. See Appendix A for further information. The disclosure of Mineral Resources contained herein has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. See "Cautionary Note to U.S. Investors Regarding Mineral Resource and Mineral Reserve Estimates" in the third amended and restated preliminary base PREP Prospectus and the prospectus included in the registration statement. This presentation uses the term "Inferred Mineral Resources." Inferred Mineral Resources are subject to uncertainty as to their existence and as to their economic and legal feasibility. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.

HCW H.C.WAINWRIGHT&CO.

Equity Capital Markets
1 (212) 356-0500
placements@hcwco.com

BMO Capital Markets

Equity Capital Markets
1 (203) 247-9639
ecm@bmo.com

Summary of the Offering

Issuer	Gold Royalty Corp.
Offering Price and Securities	$5 per unit, with each unit consisting of one (1) common share and one-half (1/2) warrant to purchase a common share
Warrants	Each whole warrant entitles the holder to purchase one common share at a price of $7.50 per share
Over-allotment option	The underwriters were granted an option, exercisable within 30 days, to purchase up to an additional 2,400,000 shares and/or 1,200,000 warrants, or 15%, to cover over-allotments, in connection with the offering
Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $73.0 million, or approximately $84.1 million if the underwriters exercise their option to purchase additional common shares and/or warrants from us in full, based on an initial public offering price of $5.00 per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to implement our growth and acquisition strategy, and for other general working capital purposes.
Amount	$80 million

Note: See details under "The Offering" in the third amended registration statement filed by GRC with the Securities and Exchange Commission and the amended and restated preliminary prospectus filed with applicable securities regulatory authorities in Canada, March 1, 2021.

Management & Board

Over 250 Years of Combined Mining Sector Experience



DAVID GAROFALO

Chairman & CEO

Former President & CEO of Goldcorp until its merger with Newmont in 2019; former President & CEO of Hudbay Minerals; former SVP Finance and CFO of Agnico-Eagle



JOHN GRIFFITH

Chief Development Officer

Former Head of Bank of America's Metals & Mining Investment Banking



IAN TELFER

Chairman of Advisory Board

Former Chairman of Goldcorp and the World Gold Council; built and led Wheaton River, Wheaton Precious Metals, and Uranium One



ALAN HAIR

Director

Former President, CEO & COO of Hudbay Minerals; Director of Bear Creek Mining and Great Panther Mining



KEN ROBERTSON

Director

Former Partner and Global Mining & Metals Group Leader with Ernst & Young LLP; Director of Avcorp Industries and Mountain Province Diamonds



AMIR ADNANI

Director

Entrepreneur, Founder, President & CEO of Uranium Energy Corp, Chairman of GoldMining Inc and Uranium Royalty Corp.



ALASTAIR STILL

Director of Technical Services

Former Director of Corporate Development for Newmont Corporation; previously held senior leadership roles with Goldcorp, Placer Dome, and Kinross



WARREN GILMAN

Director

Founder, Chairman & CEO of Queen's Road Capital Investment, a leading financier to the global resource sector; former Chairman and CEO of CEF Holdings, a global mining investment company



GARNET DAWSON

Director

CEO & Director of GoldMining Inc and Director of Freegold Ventures; Geologist with over 30 years experience in exploration and mining with senior and junior mining companies in the Americas, Europe and Asia



JOSEPHINE MAN

Chief Financial Officer

CFO of Uranium Royalty Corp; former Partner with Ernst & Young LLP; former CFO of Jien Int'l Investment Ltd.; former VP Finance & Control of SAIS

Investment Highlights

- Experienced Team with Proven Track Record in the Mining Sector
- Portfolio Quality and Scale – 11.8 Moz M&I & 14.6 Moz Inferred Gold Resources(1)
- Direct Exposure to Underlying Commodity
- Compelling Business Model – Royalty & Streaming Companies vs Operators
- Growth Potential to Drive Value Creation

Note: (1) Aggregated Information is provided for informational purposes only and is not intended to represent the viability of any project on a standalone basis

Exposure to Underlying Commodity

A Reserve Crisis Appears to be Looming For the Sector


Total Gold Reserves of Select Companies Over Time (Moz)(1)
700
830
849
898
959
967
860
818
766
744
713
614
584
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Source: Barrick Gold presentation, The Johannesburg Indaba, Oct 2020

Note: (1) Companies include Agnico Eagle, AngloGold Ashanti, Barrick, China National, Freeport McMoRan, Gold Fields, Goldcorp, Harmony, Kinross, Navoi Mining & Metallurgy Combinant, Newcrest, Newmont, Nord Gold, PJSC Polyus, Polymetal International, Randgold Resources, and Shandong Gold.

GoldRoyalty

Portfolio Quality

Meaningful Underlying Resource Ounces

11.8 Moz M&I
14.6 Moz INF
Gold Resources

Future upside potential through resource expansion

Royalties on 18 Properties

NSR royalties ranging from 0.5% to 2.0%

18 NSRs on 12 resource stage gold projects in the Americas

5 Countries

USA Canada Brazil Colombia Peru

Type of Interests:

- ☑ Royalties
- ☑ Buyback Rights

Portfolio Commodity Type[1]
(% of portfolio, weighted by GEOs)



13%
86%
Gold
Copper
Silver



Whistler Project
Alaska, USA
Whistler Deposit 1% NSR
Raintree West 1% NSR
Island Mountain 1% NSR
Yellowknife Gold Project
Canada
Nicholas Lake 1% NSR
Ormsby-Bruce 1% NSR
Goodwin Lake 1% NSR
Clan Lake 1% NSR
Big Sky 1% NSR
USA & CANADA
Quartz Mountain Project
Oregon, USA
1% NSR
Almaden Project
Idaho, USA
0.5% NSR
Operators:
GOLDMINING
ALAMOS GOLD INC.
Titiribi Project
Colombia
2% NSR
La Mina Project
Colombia
2% NSR
Yarumalito Project
Colombia
1% NSR
COLOMBIA
BRAZIL
PERU
Cachoeira Project
Brazil
1% NSR
São Jorge Project
Brazil
1% NSR
Surubim Project
Brazil
1% NSR
Batistao Project
Brazil
1% NSR
Crucero Project
Peru
1% NSR

Note: (1) Based on long term street consensus prices of US$1,600/oz Au, US$20.00/oz Ag, and US$3.00/lb Cu.

Diversified Portfolio

Development and Exploration Stage Gold-Copper Projects







	YELLOWKNIFE	WHISTLER	ALMADEN	CRUCERO	QUARTZ MTN.
Location	Northwest Territories, Canada	Alaska, USA	Idaho, USA	Peru	Oregon, USA
Geological District	Yellowknife Greenstone Belt	Yentna Mining	Basin & Range Province	Puno Gold Belt	Basin & Range Province
Operator	GoldMining	GoldMining	GoldMining	GoldMining	Alamos Gold
Measured Au Eq (Moz)	0.080	-	-	-	0.007
Indicated Au Eq (Moz)	0.979	2.797	0.910	0.993	0.333
Inferred Au Eq (Moz)	0.739	6.731	0.160	1.147	1.147
Project Area	12,239 Ha	17,159 Ha	1,895 Ha	4,600 Ha	1,952 Ha
Royalty %	1.0% NSR	1.0% NSR	0.5% NSR	1.0% NSR	1.0% NSR
Project Stage[(1)]	Development stage	Development stage	Development stage	Development stage	Development stage

Note: See Appendix for details on resource estimate and reference to respective technical reports.
Note: (1) An "Exploration" stage project does not have a current or historic Mineral Resource defined on the project. A "Development" stage project has a current or historic Mineral Resource estimate defined on the project.

Diversified Portfolio

Development and Exploration Stage Gold-Copper Projects

      

	SÃO JORGE	BATISTAO	CACHOEIRA	SURUBIM	TITIRIBI	LA MINA	YARUMALITO
Location	Brazil	Brazil	Brazil	Brazil	Colombia	Colombia	Colombia
Geological District	Tapajos Gold Province	Alta Floresta Gold Belt	Garupi Greenstone Belt	Tapajos Gold Province	Mid Cauca Belt	Mid Cauca Belt	Mid Cauca Belt
Operator	GoldMining	GoldMining	GoldMining	GoldMining	GoldMining	GoldMining	GoldMining
Measured Au Eq (Moz)	-	-	-	-	1.290	-	-
Indicated Au Eq (Moz)	0.715	-	0.692	-	4.930	1.013	-
Inferred Au Eq (Moz)	1.035	-	0.538	0.503	3.440	0.427	1.502
Project Area	45,997 Ha	5,108 Ha	5,677 Ha	14,611 Ha	3,919 Ha	3,208 Ha	1,453 Ha
Royalty %	1.0% NSR	1.0% NSR	1.0% NSR	1.0% NSR	2.0% NSR	2.0% NSR	1.0% NSR
Project Stage[1]	Development stage	Exploration stage	Development stage	Development stage	Development stage	Development stage	Development stage

Note: See Appendix for details on resource estimate and reference to respective technical reports.
Note: (1) An "Exploration" stage project does not have a current or historic Mineral Resource defined on the project. A "Development" stage project has a current or historic Mineral Resource estimate defined on the project.

Compelling Business Model

Royalty & Streaming Companies vs Operators

Royalty Business Model is Compelling	Royalty Companies	Operating Companies	Precious Metals ETFs	Physical Funds
Exposure to Commodity Prices	✓	✓	✓	✓
Fixed Operating Costs	✓		✓	✓
No Development or Sustaining Capital Costs	✓		✓	✓
Exploration and Expansion Upside Without the Associated Costs	✓			
Diversified Asset Portfolio	✓		✓	
Ability to Grow Without Increased Management	✓		✓	✓

Gold Royalty Corp. Advantages:

- **Managing and growing a portfolio of precious metals interests**
- **Lower volatility through diversification**
- **Focus and scalability**
- **Larger & more diversified royalty interest portfolio than in an operating company**
- **Exploration upside with less risk**

Growth Potential to Drive Value Creation

Our Focus & Strategy:

- Build a Precious Metals Focused Royalty & Streaming Company
- Acquire Royalties & Streams Worldwide
- Expand Existing Significant Resource Base
- Strategic Partnership
- Grow NAV/share

Generating and Evaluating Opportunities

Growing Net Asset Value with Accretive, High-Quality Assets:

- ✓ Disciplined approach to evaluate and acquire high-quality assets
- ✓ Experienced team of technical, financial and entrepreneurial leaders
- ✓ Proven track record with over 250 years collective mining sector experience
- ✓ Leverage global network to source the best opportunities
- ✓ Focus on high-quality assets with exploration potential and sustainable mine life
- ✓ Scalable and lean structure to match growth opportunities
- ✓ Gold Royalty as an attractive value proposition for counterparties

Environmental, Social and Governance (ESG) Practices

Gold Royalty Corp. is committed to meaningful and long-term benefits for all stakeholders

Our royalty & streaming agreements are held with mine operators located worldwide

We seek to partner with mine operators who are committed to leading responsible mining, environmental, social and governance (ESG) practices, through their participation and transparent reporting initiatives




Conciencia Natural
Cuidado y Monitoreo
de nuestros recursos
AGUA, AIRE y FLORA



GoldRoyalty

Investment Highlights

- Experienced Team with Proven Track Record in the Mining Sector
- Portfolio Quality and Scale – 11.8 Moz M&I & 14.6 Moz Inferred Gold Resources[1]
- Direct Exposure to Underlying Commodity
- Compelling Business Model – Royalty & Streaming Companies vs Operators
- Growth Potential to Drive Value Creation

Note: (1) Aggregated Information is provided for informational purposes only and is not intended to represent the viability of any project on a standalone basis

Appendix

- Capital Structure and Use of Proceeds
- Current GRC Royalties / Interests
- Global Resource Detail
- Royalties & Streams 101

Capital Structure and Use of Proceeds

Positioned for Growth

The percentage ownership information based upon 22,825,000 common shares outstanding as of March 1, 2021

Common Shares

Percentage of Shares Outstanding as of March 1, 2021:
(Includes certain restricted share awards and does not include expected option grants)

Common Share Outstanding Pre-IPO	**22,825,000**
Executive Officers and Directors	1,600,000 (7.0%)
GoldMining Inc	20,000,000 (87.6%)
Other Shareholders	1,225,000 (5.4%)

Pre-IPO Shareholder Profile:

Percentage of Shares Ownership
(As of Dec 7, 2020)



5%
7%
88%

All Executive Officers and Directors
GoldMining Inc
Other Shareholders

Post-IPO Shareholder Profile:

Percentage of Shares Ownership
(Post-IPO)



4%
44%
52%

All Executive Officers and Directors
GoldMining Inc
Other Shareholders

Capitalization and Liquidity Position

Capitalization	
Pre-IPO Common Shares O/S	22.8mm
IPO – Shares Issued	16.0mm
IPO – Warrants Issued	8.0mm
IPO – Options Vested[1]	0.6mm
Post-IPO Common Shares O/S	**38.8mm**
Post-IPO Dilutive Instruments	**8.6mm**
Post-IPO Fully Diluted Shares O/S	**47.4mm**

Pro Forma Cash Position	
Pro Forma Cash Balance as at Dec. 31, 2020[2]	$ 2.36mm
Net IPO Proceeds[3]	$ 72.97mm
Net Cash Position post-IPO	**$ 75.33mm**

1. Share options expected to be vested upon the completion of the IPO
2. Pro Forma cash balance as at December 31, 2020, as reported, and adjusted for the consideration paid on acquisition of Quartz Mountain.
3. Assumes no over-allotment option is exercised by the underwriters

Gold Royalty Corp. - Diversified Royalty Portfolio in the Americas

Project (Property)	Country	Gold Equivalent Ounces(1)		GRC Royalty	Additional Rights to Buyback Royalties from 3rd parties held by GRC
		Measured & Indicated	Inferred		
Whistler (Whistler)	USA	2,250,000	3,350,000	1% NSR	0.75% NSR on all properties can be purchased for US$5,000,000 prior to the first royalty payment
Whistler (Raintree West)	USA	-	1,991,000	1% NSR	
Whistler (Island Mountain)	USA	547,000	1,390,000	1% NSR	
Almaden	USA	910,000	160,000	0.5% NSR	-
Quartz Mountain(2)	USA	339,000	1,147,000	1% NSR	-
Yellowknife (Nicholas Lake)	Canada	138,000	154,000	1% NSR	-
Yellowknife (Ormsby-Bruce)	Canada	921,000	353,000	1% NSR	-
Yellowknife (Goodwin Lake)	Canada	-	33,000	1% NSR	1% NSR can be purchased for C$1,000,000
Yellowknife (Clan Lake)	Canada	-	199,000	1% NSR	-
Yellowknife (Big Sky)	Canada	-	-	1% NSR	1% NSR can be purchased for C$500,000
Yellowknife (Narrow Lake)	Canada	-	-	-	0.25% NSR can be purchased for C$250,000 prior to 5th anniversary of commercial production
Titiribi	Colombia	6,220,000	3,440,000	2% NSR	-
La Mina	Colombia	1,013,185	427,408	2% NSR	-
Yarumalito	Colombia	-	1,502,000	1% NSR	1% NSR can be purchased for C$1,000,000 before a feasibility study is completed
Cachoeira	Brazil	691,676	537,756	1% NSR	-
Sao Jorge	Brazil	715,000	1,035,000	1% NSR	-
Surubim (Surubim)	Brazil	-	-	-	1.5% NSR can be purchased for US$1,000,000, an additional 0.5% NSR can be purchased for US$1,000,000 after 2 Moz has been produced
Surubim (Rio Novo)	Brazil	-	503,000	1% NSR	0.65% can be purchased for US$1,500,000 within 12 months of commercial production
Batistao	Brazil	-	-	1% NSR	2% NSR can be purchased for US$1,000,000
Crucero	Peru	993,000	1,147,000	1% NSR	-
Total(3)		**14,738,861**	**17,370,000**		

Note: (1) See slide 19 for further information on Mineral Resource Estimates
(2) Our royalty interest does not apply to the entirety of the project. However, we believe it applies to the areas under the Mineral Resource.
(3) Aggregated Information is provided for informational purposes only and is not intended to represent the viability of any project on a standalone basis

GoldRoyalty

Gold Royalty Corp. Global Mineral Resources and Notes

See "Technical and Third-Party Information" in the prospectus for important information regarding such estimates.

Project/Property	Cut-off[1]	Tonnes	Grade				Contained Metal				Attributable Gold Eq.[13]
			Gold	Silver	Copper	Gold Eq	Gold	Silver	Copper	Gold Eq	
	(g/t)	(Mt)	(g/t)	(g/t)	(%)	(g/t)	(Moz)	(Moz)	(Mlbs)	(Moz)	(oz)
Measured											
Yellowknife											
Ormsby-Bruce[2]	0.5	1.176	2.12	-	-	2.12	0.08	-	-	0.08	800
Titiribi[3]	0.3	51.6	0.49	-	0.17	0.78	0.82	-	195.1	1.29	25,800
Quartz Mountain[4]	0.21/0.6	0.214	0.95	-	-	0.95	0.007	-	-	0.007	70
Total Measured							**0.907**	**-**	**195.1**	**1.377**	**26,670**
Indicated											
Whistler											
Whistler[5]	0.3	79.2	0.51	1.97	0.17	0.88	1.28	5.03	302	2.25	22,500
Island Mountain[5]	0.3	31.08	0.49	1.1	0.06	0.55	0.485	1.099	41.1	0.547	5,470
Whistler Total	0.3	110.28	0.5	1.72	0.14	0.79	1.765	6.13	343.1	2.797	27,970
Yellowknife											
Nicholas Lake[2]	0.5/1.5	1.56	2.73	-	-	2.73	0.138	-	-	0.138	1,380
Ormsby-Bruce[2]	0.5/1.5	11.373	2.3	-	-	2.3	0.841	-	-	0.841	8,410
Yellowknife Total	0.5/1.5	12.933	2.31	-	-	2.31	0.979	-	-	0.979	9,790
Titiribi[3]	0.3	234.2	0.51	-	0.09	0.65	3.82	-	459.3	4.93	98,600
La Mina[6]	0.25	28.17	0.74	1.77	0.24	1.12	0.667	1.607	150.2	1.013	20,264
Sao Jorge[7]	0.3	14.42	1.54	-	-	1.54	0.715	-	-	0.715	7,150
Almaden[8]	0.3	43.47	0.65	-	-	0.65	0.91	-	-	0.91	4,550
Cachoeira[9]	0.35	17.47	1.23	-	-	1.23	0.692	-	-	0.692	6,917
Crucero[10]	0.4	30.653	1	-	-	1	0.993	-	-	0.993	9,930
Quartz Mountain[4]	0.21/0.6	11.942	0.87	-	-	0.87	0.333	-	-	0.333	333
Total Indicated							**10.874**	**7.736**	**952.7**	**13.362**	**185,504**
Total Measured and Indicated							**11.781**	**7.736**	**1,147.80**	**14.739**	**212,174**
Inferred											
Whistler											
Whistler[5]	0.3	145.8	0.4	1.75	0.15	0.73	1.85	8.21	467	3.35	33,500
Raintree West[5]	0.3/0.60	83.44	0.57	4.37	0.08	0.74	1.539	11.714	156	1.991	19,910
Island Mountain[5]	0.3	82.02	0.47	1.02	0.05	0.53	1.237	2.69	90.4	1.39	13,900
Whistler Total	0.30/0.60	311.26	0.47	2.26	0.11	0.68	4.626	22.614	713.5	6.731	67,310
Yellowknife											
Nicholas Lake[2]	0.5/1.5	1.759	2.72	-	-	2.72	0.154	-	-	0.154	1,540
Ormsby-Bruce[2]	0.5/1.5	3.898	2.81	-	-	2.81	0.353	-	-	0.353	3,530
Goodwin Lake[2]	0.5	0.87	1.18	-	-	1.18	0.033	-	-	0.033	330
Clan Lake[2]	0.5/1.5	2.774	2.23	-	-	2.23	0.199	-	-	0.199	1,990
Yellowknife Total	0.5/1,5	9.302	2.47	-	-	2.47	0.739	-	-	0.739	7,390
Titiribi[3]	0.3	207.9	0.49	-	0.02	0.51	3.26	-	77.9	3.44	68,800
La Mina[6]	0.25	12.394	0.65	1.75	0.27	1.07	0.26	0.697	73.3	0.427	8,548
Sao Jorge[7]	0.3	28.19	1.14	-	-	1.14	1.035	-	-	1.035	10,350
Almaden[8]	0.3	9.15	0.56	-	-	0.56	0.16	-	-	0.16	800
Cachoeira[9]	0.35	15.667	1.07	-	-	1.07	0.538	-	-	0.538	5,378
Crucero[10]	0.4	35.779	1	-	-	1	1.147	-	-	1.147	11,470
Surubim[11]	0.3	19.44	0.81	-	-	0.81	0.503	-	-	0.503	5,030
Yarumalito[12]	0.5	66.271	0.58	-	0.09	0.7	1.23	-	129.3	1.502	15,020
Quartz Mountain[4]	0.21/0.6	39.205	0.91	-	-	0.91	1.147	-	-	1.147	11,470
Total Inferred							**14.645**	**23.311**	**994**	**17.369**	**211,566**

Notes:

1. Gold cut-off for all projects except for the Whistler Project and Yarumalito Project, which is a gold equivalent cut-off.
2. Extracted from the technical report titled "Independent Technical Report, Yellowknife Gold Project, Northwest Territories, Canada" effective March 2019 prepared for GoldMining Inc. Pit constrained resources with reasonable prospects of eventual economic extraction for the Nicholas Lake, Bruce, Ormsby, Goodwin Lake and Clan Lake deposits reported above a 0.50 g/t Au cut-off. Pit optimization is based on an assumed gold price of US$1,500/oz, metallurgical recovery of 90%, mining cost of US$2.00/t and processing and G&A cost of US$23.00/t. Underground resources with reasonable prospects of eventual economic extraction for the Nicholas Lake, Bruce, Ormsby and Clan Lake deposits stated as contained within gold grade shapes above a 1.50 g/t Au cut-off. Mineral Resource tonnage and grade with reasonable prospects of eventual economic extraction are reported as undiluted.
3. Extracted from the technical report titled "Technical Report on the Titiribi Project, Department of Antioquia, Colombia" effective September 2016 prepared for Brazil Resources Inc. Open pit resources with reasonable prospects of eventual economic extraction for the reported above a 0.30 g/t Au cut-off. Gold equivalent estimated assumes metal prices of US$1,300/oz gold and US$2.90/lb copper and recoveries of 83% for gold and 90% for copper.
4. Extracted from the Annual Information Form of Alamos for the year ended December 31, 2019. Pit-constrained resource. Assumed a gold price of $1,400/oz and utilizes a cut-off of 0.21 g/t gold and 0.6 g/t gold for oxide and sulphide, respectively.
5. Extracted from the technical report titled "NI 43-101 Resource Estimate for the Whistler Project" effective March 2016 prepared for Brazil Resources Inc. This resource estimate includes each of the Whistler, Raintree West and Island Mountain deposits. Pit optimization for the Whistler deposit is based on an assumed gold price of US$990/oz, silver price of US$15.40/oz, and copper price of US$2.91/lb, metallurgical recovery of 75% for gold and silver, and 85% for copper and cut-off of US$7.50/t adjusted for metallurgical recovery and offsite costs. Gold equivalent estimated for the Whistler deposit assumes metal prices of US$990/oz gold, US$15.40/oz silver and US$2.91/lb copper and recoveries of 75% for gold and silver and 85% for copper. Gold equivalent estimated for the Raintree West deposit assumes metal prices of US$1,250/oz gold, US$16.50/oz silver and US$2.10/lb copper and recoveries of 75% for gold, 85% for copper and 75% for silver. Gold equivalent estimated for the Island Mountain deposit assumes metal prices of US$1,250/oz gold, US$16.50/oz silver and US$2.10/lb copper and recoveries of 75% for gold, 85% for copper and 25% for silver (recovered in copper concentrate). A gold equivalent cut-off of 0.3 g/t was highlighted in the estimate as a possible open pit cut-off (Whistler, Raintree West-shallow and Island Mountain), and a gold equivalent cut-off of 0.6 g/t was highlighted in the estimate as a possible underground cut-off (Raintree West-deep).
6. Extracted from the technical report titled "NI 43-101 Technical Report, Belhaven copper & Gold Inc., La Mina Project, Antioquia, Republic of Colombia" effective October 2016 prepared for Belhaven Copper & Gold Inc. Pit optimization is based on an assumed gold price of US$1,275/oz, silver price of US$17.75/oz, copper price of US$2.75/lb, metallurgical recovery of 93% for gold and 90% for copper, pit slope of 50 degrees, mining cost of US$1.72/t, processing cost of US$5.83/t and G&A cost of US$0.98/t. Gold equivalent estimated for the La Mina project assumes metal prices of US$1,275/oz gold, US$17.75/oz for silver and US$2.75/lb for copper and recoveries of 93% for gold and 90% for copper.
7. Extracted from the technical report titled "Sao Jorge Gold Project, Para State, Brazil, Amended Independent Technical Report on Mineral Resources" effective November 2013 prepared for Brazil Resources Inc.
8. Extracted from the technical report titled "Technical Report, Almaden Gold Property" effective April 2020 prepared for GoldMining Inc. Pit constrained resource estimate based on US$1,500/oz gold and US$2.70/lb copper, mining cost of US$2.25/t, processing cost of US$10.00/t and pit slope of 45 degrees.
9. Extracted from the technical report titled "Technical Report and Resource Estimate on the Cachoeira Property, Para State, Brazil" effective April 2013 prepared for Brazil Resources Inc.
10. Extracted from the technical report titled "Technical Report, Crucero Property" effective December 2017 prepared for GoldMining Inc. Pit constrained resource estimate based on US$1,500/oz gold, mining cost of US$1.60/t, processing cost of US$16.00/t and pit slope of 47 degrees.
11. Extracted from the technical report titled "Technical Report, Rio Novo Gold Project and Resource Estimate on the Jau Prospect" effective November 2013 prepared for Brazil Resources Inc.
12. Extracted from the technical report titled "Technical Report, Yarumalito Gold-Copper Property" effective April 2020 prepared for GoldMining Inc. Pit constrained resource estimate based on US$1,500/oz gold and US$2.70/lb copper, mining cost of US$2.00/t, processing cost of US$8.00/t and pit slope of 45 degrees.
13. Attributable Mineral Resources are calculated as gold equivalent ounces reported under Mineral Resource estimates reported by the operator in the applicable technical reports multiplied by the applicable rate under the royalty we hold. This figure is provided for illustrative purposes and is not intended to represent any actual ownership by us of the underlying Mineral Resource or minerals.

GoldRoyalty

Royalties and Streams Generally

- **"Royalties"** are a payment to a royalty holder by a property owner, or project operator, and is typically based on a percentage of the minerals produced and the revenues or profits generated from the property
- **"Streams"** are physical commodity purchase agreements where, in exchange for an upfront deposit and ongoing payments for metal delivered, the holder purchases all or a portion of one or more metals produced from a mine, at a preset price


Royalty Company
Up-front payment for royalty or stream
Operating Company
Royalty Company
Payment for stream delivery
Royalty or stream delivery
Operating Company

Types of Royalties

Gross Proceeds Royalty (GPR)	▪ Based on the total revenue stream from the sale of production from the property, which can sometimes include deductions.
Gross Revenue Royalty (GRR)	▪ Based on the total revenue stream from the sale of production from the property, which can sometimes include deductions.
Net Profit Interest (NPI)	▪ Based on the profit realized after deducting costs related to production.
Net Smelter Returns (NSR)	▪ Based on the value of production or net proceeds received by the operator from a smelter or refinery.
Production Royalty (PR)	▪ Based on metal produced, often at a predetermined fixed price.
Metal Streams	▪ Streams are distinct from royalties. They are metal purchase agreements where, in exchange for an upfront deposit and ongoing payments for metal delivered, the holder purchases all or a portion of one or more metals produced from a mine, at a preset price. ▪ Widely used in the global mining sector.

GoldRoyalty

